                              BRIGHTPOINT, INC.


             $335,000,000 LIQUID YIELD OPTION(TM) NOTES DUE 2018

                         (ZERO COUPON--SUBORDINATED)

                              PRICING AGREEMENT


                                                March 5, 1998


MERRILL LYNCH & CO.
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated
Merrill Lynch World Headquarters
North Tower
World Financial Center
250 Vesey Street
New York, N.Y.  10281-1209

Dear Sirs:

     Reference is made to the Purchase Agreement dated March 5, 1998 (the "Purchase Agreement") relating to the purchase by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Initial Purchaser") of the above Liquid Yield Option(TM) Notes due 2018 (Zero Coupon--Subordinated) (the "Securities") of Brightpoint, Inc. (the "Company").

     Pursuant to Section 2 of the Purchase Agreement, the Company agrees with the Initial Purchaser as follows:

     1. The initial offering price per $1,000 principal amount at maturity of the Securities, determined as provided in such Section 2, shall be $452.89, which represents a yield to maturity of 4% per annum (computed on a semi-annual bond equivalent basis).

     2. The initial conversion rate of the Securities shall be 19.109 shares of the Company's Common Stock, par value $0.01 per share, per $1,000 principal amount at maturity of the Securities.

     3. Prior to March 11, 2003, the Securities will not be redeemable.

     4. The purchase price per $1,000 principal amount at maturity of the Securities to be paid by the Initial Purchaser shall be $439.31, being an amount equal to the initial offering price set forth above, less $13.58 per $1,000 principal amount at maturity of the Securities.



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     5. The redemption prices to be supplied on page 48 of the Offering
Memorandum (and correspondingly in the Indenture) shall be:

                                                          Accrued Original
                                                          Issue Discount
Redemption Date                         LYON Issue Price          at 4%          Redemption Price
---------------                         ----------------  -----------------    ---------------------
March 11, 2003 ....................          $452.89            $ 99.18                 $ 552.07
March 11, 2004 ....................           452.89             121.48                   574.37
March 11, 2005 ....................           452.89             144.69                   597.58
March 11, 2006 ....................           452.89             168.83                   621.72
March 11, 2007 ....................           452.89             193.95                   646.84
March 11, 2008 ....................           452.89             220.08                   672.97
March 11, 2009 ....................           452.89             247.27                   700.16
March 11, 2010 ....................           452.89             275.56                   728.45
March 11, 2011 ....................           452.89             304.98                   757.87
March 11, 2012 ....................           452.89             335.60                   788.49
March 11, 2013 ....................           452.89             367.46                   820.35
March 11, 2014 ....................           452.89             400.60                   853.49
March 11, 2015 ....................           452.89             435.08                   887.97
March 11, 2016 ....................           452.89             470.96                   923.85
March 11, 2017 ....................           452.89             508.28                   964.17
At Maturity    ....................           452.89             547.11                 1,000.00

     6. The Purchase Dates and Purchase Prices to be inserted on the cover page of the Offering Memorandum shall be:

 Purchase Date           Purchase Price
---------------         ----------------
March 11, 2003               $552.07
March 11, 2008                672.97
March 11, 2013                820.35

     7. The prices referred to in paragraphs 5 and 6 above are subject to adjustment upon the occurrence of a Tax Event and the subsequent conversion of the Securities to semiannual coupon notes in the manner specified in the Offering Memorandum.

     The Company represents and warrants to the Initial Purchaser that the representations and warranties of the Company set forth in Section 1 of the Purchase Agreement are accurate as though expressly made at and as of the date hereof.
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     This Agreement shall be governed by the laws of the State of New York.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchaser and the Company in accordance with its terms.

                                Very truly yours,

                                BRIGHTPOINT, INC.


                                By: /s/ Robert J. Laikin
                                    -----------------------------
                                Name: Robert J. Laikin
                                      ---------------------------
                                Its: Chairman of the Board
                                     ----------------------------
                                     and Chief Executive Officer


CONFIRMED AND ACCEPTED,
as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH
     INCORPORATED


By: /s/ Michael G. O'Grady
    ----------------------
    Vice President